CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use of our report dated September 19, 2022, with respect to the financial statements of the Green Century Balanced Fund, Green Century Equity Fund, and Green Century MSCI International Index Fund (collectively the “Funds”), each a series of Green Century Funds, as of July 31, 2022, incorporated herein by reference and to the references to our firm under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information and Prospectus.

/s/ KPMG LLP

Boston, Massachusetts

November 22, 2022